Form N-SAR

Sub-Item  77M
Mergers
Janus Aspen Growth Portfolio
Janus Aspen Growth and Income Portfolio
Janus Aspen International Growth Portfolio
Janus Aspen Mid Cap Value Portfolio
33-63212, 811-7736

On March 21, 2003 Janus Aspen Growth Portfolio - Institutional Shares, Janus Aspen Growth and Income Portfolio - Institutional Shares, Janus Aspen International Growth Portfolio - Institutional Shares were the surviving portfolios in the reorganizations. All of the assets and liabilities of Berger IPT-Growth Fund, Berger IPT-Large Cap Growth Fund and Berger IPT-International Fund were transferred to Janus Aspen Growth Portfolio - Institutional Shares, Janus Aspen Growth and Income Portfolio - Institutional Shares and Janus Aspen International Growth Portfolio - Institutional Shares, respectively. The circumstances and details of the merger are contained in the January 31, 2003 SEC filing, Conformed Submission Type 497, accession number 0000950134-03-001360 (File No. 33-63212), and such filing is herein incorporated by reference as an exhibit to Sub-Item 77M of Form N-SAR.

On May 1, 2003 Janus Aspen Mid Cap Value Portfolio was the surviving fund in a reorganization. All of the assets and liabilities of Janus Aspen Strategic Value Portfolio were transferred to Janus Aspen Mid Cap Value Portfolio. The circumstances and details of the merger are contained in the March 14, 2003 SEC Filing, Conformed Submission Type N-14/A, accession number 0000950134-03-003983 (File No. 33-63212), and such filing is herein incorporated by reference as an exhibit to Sub-Item 77M Form N-SAR.